Exhibit 99.1

Media Contact	Investor Contact

Meghan Thompson 203-578-2287	Terry Mangan 203-578-2318
mthompson@websterbank.com	tmangan@websterbank.com

WEBSTER COMPLETES FIRST CITY ACQUISITION

WATERBURY, Conn., December 6, 2004- Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today the completion of its acquisition of First City Bank. Based in New Britain, CT, First City Bank had approximately $185.2 million in assets at the time of the acquisition.

“Webster is pleased to welcome First City Bank as our partner,” said Chairman and Chief Executive Officer James C. Smith. “With the formal completion of the merger, we commit ourselves to providing First City customers the personal attention to which they are accustomed as we introduce the broad range of products and services Webster offers.”

Webster will pay a total of approximately $33 million for the outstanding First City shares. First City shareholders were given the opportunity to elect to receive either $27 in cash or .57 of a share of Webster common stock for each share of First City common stock, subject to election and proration procedures that provide, among other things, that the aggregate consideration will be 40% cash and 60% stock.

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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 148 banking offices, 277 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., and Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.